Exhibit 99.1

Contact Information

Investor Relations:

Steven Horwitz

OmniVision Technologies, Inc.

Ph: 408.542.3263

OMNIVISION REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL 2008

~ Company Reports Record Revenue of $173.1 Million in Fiscal First Quarter ~

~ Expects Revenue to Increase Sequentially 21% to 33% to $210 - $230 Million
in Second Quarter of 2008 Fiscal Year ~

Sunnyvale, California, August 30, 2007 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the fiscal first quarter ended July 31, 2007.

Revenue for the first quarter of fiscal 2008 was $173.1 million, compared to $119.2 million in the fourth quarter of fiscal 2007, and $136.9 million in the first quarter of fiscal 2007. GAAP net income in the first quarter of fiscal 2008, which includes stock-based compensation expense and the related tax effects under FAS 123(R), was $13.0 million, or $0.23 per diluted share, compared to a GAAP net loss of $1.5 million, or $(0.03) per diluted share, in the fourth quarter of fiscal 2007. GAAP net income in the first quarter of fiscal 2007 was $15.9 million, or $0.28 per diluted share.

Net income in the first quarter of fiscal 2008 includes a tax benefit of approximately $4.5 million that is due to a change in the tax law in one of the foreign jurisdictions in which the Company conducts business.

Non-GAAP net income in the first quarter of fiscal 2008, which excludes stock-based compensation expense and the related tax effects, was $19.7 million and non-GAAP earnings were $0.35 per diluted share. Non-GAAP net income in the first quarter of fiscal 2007, which excludes stock-based compensation expense and the related tax effects, was $22.1 million and non-GAAP earnings were $0.39 per diluted share.

Refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three months ended July 31, 2007 and 2006.

Gross margin for the first quarter of fiscal 2008 was 23.4%, compared to 22.3% for the fourth quarter of fiscal 2007. The increase in gross margin reflects a shift in the Company’s product mix in the quarter towards higher-margin megapixel products.

The Company ended the period with cash, cash equivalents and short-term investments totaling $294.8 million, a decrease of $10.5 million from the previous quarter. The reduction reflects, in part, the $9.6 million that the Company used to repurchase its common stock under a previously announced stock repurchase program.

“We continued to see very strong demand for our products both during and after our first fiscal quarter,” said Shaw Hong, OmniVision’s president and chief executive officer, “The current demand shift that is taking place toward 2 megapixel sensors, and very strong demand for our high quality VGA sensors is evidence of the continued penetration and demand for our sensors in the handset marketplace. We also saw increased revenue in the PC notebook market this quarter due to the transition to higher-resolution sensors.”

“We believe that the transition to higher-resolution sensors will continue to accelerate in the future, shortening the cycle times between transitions. We are positioned very well for this shift and have received very favorable responses from customers evaluating our most advanced products,” concluded Hong.

Outlook

Based on current trends, the Company expects fiscal second quarter 2008 revenues will be in the range of $210 to $230 million and earnings will be between $0.19 and $0.31 per share on a diluted basis. Excluding the estimated expense and related tax effects associated with stock-based compensation in accordance with FAS 123(R), the Company expects its non-GAAP net income will be in the range of $0.34 per share to $0.46 per share on a diluted basis. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.

Conference Call

OmniVision Technologies will host a conference call today at 2:00 p.m. Pacific Time to further discuss these results. This conference call can be accessed via a webcast at www.ovt.com. The call may also be accessed by dialing 866-383-8009 or 617-597-5342 and indicating passcode 50572088.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for 48 hours beginning approximately one hour after the call. To access the replay, dial 888-286-8010 or 617-801-6888 and enter passcode 32561547.

About OmniVision

OmniVision Technologies, Inc. designs and markets high-performance semiconductor image sensors. Its OmniPixel®, OmniPixel2™, OmniPixel3™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding (i) the anticipated continued acceleration of the transition to higher resolution products, and the shortening of cycle times between transitions and our positioning to take advantage of such trends and transition, and (ii) revenues and earnings per share for the quarter ending October 31, 2007 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, laptops and PCs, digital still cameras and automobile manufacturers; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding both of its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and earnings per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expense under FAS 123(R) and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of FAS 123(R) on the number of diluted common shares used in calculating non-GAAP diluted earnings per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of its performance. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP earnings per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP statements.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-

to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to paid-in capital, it has no effect on total stockholders’ equity. A material limitation associated with the use of these measures as compared to the related GAAP measures is that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Other than share-based compensation, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying share-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its share-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and earnings per share on a basis prepared in accordance with GAAP to enable investors to consider net income and earnings per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use nor does the Company intend to use the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expense and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP EARNINGS PER SHARE
TO PROJECTED NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ending October 31, 2007
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Earnings per share	$0.19	$0.31	$0.15	(1)	$0.34	$0.46

(1)             Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation in accordance with FAS123(R).

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	July 31,	April 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$176,936	$190,878
Short-term investments	117,898	114,432
Accounts receivable, net of allowances for doubtful accounts and sales returns	71,803	65,666
Inventories	138,334	119,663
Refundable and deferred income taxes	3,751	3,356
Prepaid expenses and other current assets	4,462	8,717
Recoverable insurance proceeds	13,000	13,000
Total current assets	526,184	515,712
Property, plant and equipment, net	79,305	64,363
Long-term investments	78,661	67,281
Goodwill	7,541	7,541
Intangibles, net	18,856	20,493
Other long-term assets	12,206	12,669
Total assets	$722,753	$688,059

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$85,999	$56,290
Accrued expenses and other current liabilities	15,238	17,524
Litigation settlement accrual	13,000	13,750
Income taxes payable	4,686	61,617
Deferred income	7,225	8,873
Current portion of long-term debt	641	631
Total current liabilities	126,789	158,685

Long-term liabilities:
Long-term income taxes payable(1)	59,758	—
Non-current portion of long-term debt	27,412	27,576
Other long-term liabilities	5,616	6,998
Total long-term liabilities	92,786	34,574
Total liabilities	219,575	193,259

Minority interest	4,485	4,344

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 61,037 issued and 54,601 outstanding at July 31, 2007 and 60,811 shares issued and 54,941 outstanding at April 30, 2007, respectively	61	61
Additional paid-in capital	338,080	329,012
Accumulated other comprehensive income	982	867
Treasury stock, 6,436 and 5,870 at July 31, 2007 and April 30, 2007, respectively	(89,184)	(79,568)
Retained earnings	248,754	240,084
Total stockholders’ equity	498,693	490,456
Total liabilities, minority interest and stockholders’ equity	$722,753	$688,059

(1)             On May 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Implementation of FIN 48 resulted in the recording of an additional $4.3 million in overall income tax liabilities and the reclassifications from various tax accounts to “Long-term income taxes payable” totaling $64.3 million.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 31,
	2007	2006
Revenues	$173,134	$136,875
Cost of revenues	132,526	87,155
Gross profit	40,608	49,720

Operating expenses:
Research, development and related	17,426	16,842
Selling, general and administrative	15,165	12,451
Total operating expenses	32,591	29,293

Income from operations	8,017	20,427
Interest income, net	3,361	3,403
Other income, net	260	977
Income before income taxes and minority interest	11,638	24,807

Provision for (benefit from) income taxes	(1,360)	6,624
Minority interest	21	2,302
Net income	$12,977	$15,881

Net income per share:
Basic	$0.24	$0.29
Diluted	$0.23	$0.28

Shares used in computing net income per share:
Basic	54,751	54,401
Diluted	55,294	56,704

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	July 31,
	2007	2006
GAAP net income	$12,977	$15,881
Add:
Stock-based compensation in cost of revenues	953	938
Stock-based compensation in research, development and related expenses	2,285	3,027
Stock-based compensation in selling, general and administrative expenses	2,914	2,490

(Increase) decrease in provision for income taxes without the effect of stock-based compensation	620	(248)
Non-GAAP net income	$19,749	$22,088

Diluted non-GAAP net income per share	$0.35	$0.39

Shares used in computing diluted non-GAAP net income per share	55,894	57,009